Second Amendment
to the
CTS Corporation Pension Plan
(Amended and Restated Effective as of July 1, 2015)

Whereas, CTS Corporation (the "Company") maintains the CTS Corporation Pension Plan (the "Plan") for the benefit of its eligible employees; and

Whereas, the Plan consists of a main Plan document and several Appendices which form a part of the Plan and which together constitute a "single plan" as such term is defined in Internal Revenue Code Section 1.414(1)–1(b)(1); and

Whereas, under section 9.1 of the Plan, the Company reserves the right to amend, modify, suspend, or terminate the Plan (including the Appendices made a part thereof) at any time; and

Whereas, the Company desires to amend the Plan in order to:

1. clarify the definition of "spouse" under the Plan,
2. clarify that no new disabilities are recognized after the applicable freeze dates,
3. update the Plan's mortality table used for certain purposes,
4. provide for a technical change to the funding restrictions described in the Plan, and
5. clarify and replace Appendix B of the Plan by providing a new Appendix B that does not make substantive changes to the Appendix, but provides for a slightly different format consistent with the remainder of the Plan document,

Now, Therefore, the Plan is amended as follows, effective as of the dates described below:

1. Section 2.4 of the Plan is revised by adding the following paragraph, effective as of July 1, 2016:

"If two persons enter into a relationship denominated as marriage under the laws of a foreign jurisdiction, such marriage shall be recognized under the Plan if the relationship would be recognized as marriage under the laws of at least one state, possession, or territory of the United States (regardless of domicile). Furthermore, the Administrator shall be permitted (but not required) to assume that a marriage entered into outside the United States is valid for purposes of determining whether a valid Spouse exists, and for purposes of determining the existence of benefits and related matters under the Plan; provided, however, that in making this type of assumption, such Administrator must consider the general principle described above, must have no specific knowledge that the marriage is not valid, and must not act unreasonably in making this assumption."

2. Section 5.3 of the Plan is clarified by adding the following sentence, effective as of July 1, 2016:

"Notwithstanding the preceding provisions of this section 5.3, no new Total and Permanent Disability shall be recognized with respect to an individual Participant after the applicable date on which benefit accruals under the Plan are frozen as to that specific Participant."

3. Section 6.11(b)(1) of the Plan is revised to read as follows, effective as of July 1, 2017:

"(1) **IRS Mortality Table.** The term "IRS Mortality Table" means the mortality table prescribed by the IRS pursuant to Code section 417(e)(3), and which the IRS shall publish from time to time. For the 2008 Plan Year, such mortality table will be the table published in Revenue Ruling 2007-67. For the 2009-2013 Plan Years, such mortality table will be the appropriate table published in IRS Notice 2008-85. For the Plan Years beginning on July 1, 2014 and July 1, 2015, such mortality table will be the appropriate table published in IRS Notice 2013-49. For the Plan Year beginning on July 1, 2016, such mortality table will be the appropriate table published in IRS Notice 2015-53. For the Plan Year beginning on July 1, 2017, such mortality table will be the appropriate table published in IRS Notice 2016-50."

4. Section 7.10(c) of the plan is revised to read as follows, effective as of July 1, 2015:

"(c) **Limitations Applicable If the Plan Sponsor Is In Bankruptcy.** Notwithstanding any other provisions of the Plan, a participant or beneficiary is not permitted to elect, and the Plan shall not pay, a single sum payment or other optional form of benefit that includes a prohibited payment with an annuity starting date that occurs during any period in which the Plan sponsor is a debtor in a case under title 11, United States Code, or similar federal or state law, except for payments made within a Plan Year with an annuity starting date that occurs on or after the date on which the Plan's enrolled actuary certifies that the Plan's adjusted funding target attainment percentage for that Plan Year is not less than 100 percent. In addition, during such period in which the Plan sponsor is a debtor, the Plan shall not make any payment for the purchase of an irrevocable commitment from an insurer to pay benefits or any other payment or transfer that is a prohibited payment, except for payments that occur on a date within a Plan Year that is on or after the date on which the Plan's enrolled actuary certifies that the Plan's adjusted funding target attainment percentage for that Plan Year is not less than 100 percent. The limitation set forth in this subsection (c) does not apply to any payment of a benefit which under Code section 411(a)(11) may be immediately distributed without the consent of the participant.

Furthermore, solely for purposes of this subsection (c), in Plan Years beginning on or after July 1, 2015, the Plan's adjusted funding target attainment percentage shall be determined by not taking into account any adjustment of segment rates under Code section 430(h)(2)(C)(iv)."

5. Appendix B of the Plan is replaced in its entirety, and shall read as follows, effective as July 1, 2016 (provided, however, that Exhibit B-E1 shall continue to be attached to Appendix B, without change):

CTS Corporation Pension Plan

Appendix B
Applicable to Former Motorola Wireless Participants

(As Amended and Restated Effective July 1, 2016)

Appendix B. Plan Past Service Benefit

The benefits under the Plan of each person listed in Exhibit B.E1 attached to this Appendix B (the "Transferred Participants") shall be determined in accordance with this Appendix. Unless otherwise defined herein, all capitalized terms shall have the same meaning as set forth in the Plan. Transferred Participants shall be entitled to receive a Past Service Benefit, as described in section B.1 below, relating to their period of employment with Motorola, Inc. through February 25, 1999, and a Future Service Benefit, as described in section B.2 below and the Core Document, relating to their period of employment with the Employer on and after February 26, 1999.

B.1 Past Service Benefit under the Motorola, Inc. Pension Plan

(a) **Definitions.** Solely for purposes of Part B.1 of this Appendix B, the following terms shall have the following meaning:

(1) **Prior Accrued Benefit**. The benefit accrued, if any, under the Motorola, Inc. Pension Plan as in effect on December 31, 1977, as of December 31, 1977, and expressed in the form of an annual benefit commencing at Normal Retirement Age, as set forth in Exhibit B.E1.

(2) **Benefit Service**. A Transferred Participant shall receive credit for Benefit Service in accordance with Exhibit B.E1.

(3) **Final Average Monthly Earnings**. Final Average Monthly Earnings means the monthly average of the Earnings paid to a Transferred Participant in any five calendar years (including a year in which the Transferred Participant did not work a complete year) within the last ten calendar years of his Vesting Service preceding the later of his termination of employment as an Employee or his Normal Retirement Age, producing the highest average; provided, however, calendar years before 1977 shall be disregarded. If an employee has not been employed during five calendar years as an Employee after 1976, the average shall be taken for the number of calendar years of employment as an Employee after 1976.

(4) **Earnings**. Earnings means a Transferred Participant's direct compensation received form the Employer and/or Motorola, Inc. during the Plan Year, including commissions, shift differentials, overtime and salary deferrals under sections 125 and 401(k) of the Code, but excluding any Motorola Executive Incentive Plan payments or similar payments by the Company, all overseas allowance and all bonuses. In the case of an Employee of a foreign subsidiary of the Company or Motorola, Inc. who was treated as an Employee of the Company or Motorola, Inc., such Employee's compensation from the foreign subsidiary shall be deemed to be, for purposes of the Plan, compensation from the Company.

(5) **Vesting Service**. A Transferred Participant shall receive credit for Vesting Service in accordance with Exhibit B.E1, in addition to the Vested Credited Service the Transferred Participant shall receive under the Plan.

(6) **Social Security Benefit**. Social Security Benefit means the monthly amount of benefit which a retired or terminated Transferred Participant is or would be entitled to receive at age 65 (or if he retires after age 65, at that retirement) for himself alone under the federal Social Security Act, as amended, whether or not he applies for such benefit, and even though he may lose part or all of such benefit through delay in applying for it, by making application prior to age 65 for reduced benefit, by entering into covered employment, or for any other reason.

(A) The amount of such Social Security Benefit to which the retired or terminated Transferred Participant is or would be entitled shall be estimated by the Administrator for the purpose of the Plan as of the January 1 of the year in which retirement or termination occurs on the following basis:

For a retired Transferred Participant entitled to a normal Retirement benefit, on the basis of the federal Social Security Act as in effect on the January coincident with or next preceding his Normal Retirement Age (regardless of any retroactive changes made by legislation enacted after said January 1), on the basis of his Earnings in his last full calendar year of employment and estimating past Earnings increases by applying the Salary Scale, as herein defined, projected backwards, to the Transferred Participant's Earnings in his last full calendar year of employment.

For a retired Transferred Participant entitled to an early retirement benefit, and for a terminated Participant entitled to a deferred retirement benefit, on the basis of the federal Social Security Act as in effect on the January 1, coincident with or next preceding the date his active employment as an Employee terminates because of his early retirement, (regardless of any retroactive changes made by legislation enacted after said January 1), on the basis of his Earnings in his last full calendar year of employment and estimating past Earnings increases by applying the Salary Scale, projected backwards, to the Transferred Participant's Earnings in his last full calendar year of employment, and assuming that he will have no further employment or Earnings after the date his active employment as an Employee terminates.

(B) For purposes hereof, Salary Scale means the actual change in the average wages from year to year as determined by the Social Security Administration.

(C) If the Transferred Participant produces, within six months after the later of (i) the date of separation from service by retirement or otherwise or (ii) the date the Transferred Participant is notified of the benefit to which he is entitled, documentation from the Social Security Administration establishing that he is entitled to a lesser primary insurance amount, such lesser amount shall be his Social Security Benefit and shall be applied retroactively to redetermine his retirement benefit.

(7) **Transferred Participant.** Transferred Participant means, a person described in Exhibit B.E1 attached to this Appendix B who is subject to the terms of this Appendix. Such Transferred Participants previously were employed by Motorola within the wireless components provision, and became Employees of the Employer in March, 1999.

(b) **Normal Retirement Past Service Benefit.**
A Transferred Participant shall be credited with a monthly past service benefit (Past Service Benefit) equal to the sum of (A) and (B) below:

(1) One-twelfth (1/12) of his Prior Accrued Benefit

(2) An amount equal to (i) plus (ii) below, reduced by (iii) below;

(A) For Benefit Service credited during the period January 1, 1978 to December 31 1987, the sum of 40% of the first $1,666.67 of his Final Average Earnings plus 35% of his Final Average Earnings in excess of $1,666.67, multiplied by a fraction the numerator of which is his length of Benefit Service during the period January 1, 1978 to December 31, 1987, in months, and the denominator of which is 420.

(B) For Benefit Service credited after December 31, 1987, 75% of his Final Average Earnings, multiplied by a fraction the numerator of which is his length of Benefit Service after December 31, 1987, in months (as specified in Exhibit B.E1, and not exceeding 420), and the denominator of which is 420.

(C) 50% of his Social Security Benefit multiplied by a fraction the numerator of which is his length of Benefit Service in months since January 1, 1978, not in excess of 420, and the denominator of which is 420, but in no event shall the Social Security Benefit offset reduction exceed 50% of the retirement benefit which would have accrued without regard to such offset reduction.

(c) **Early Retirement Past Service Benefit.**

(1) **Reduction for Early Commencement.** A Transferred Participant who has reached his Early Retirement Age is eligible to receive an early Past Service Benefit under the Plan. A Transferred Participant's monthly early Past Service Benefit shall be an amount calculated in the same manner as a Past Service Benefit described in subsection (a) above, with such benefit being reduced by 1/180 for each complete calendar month, if any, up to a maximum of 60 months, by which his first day of the month coincident with or next following his 65th birthday, and also reduced by 1/360 for each complete calendar month, if any, by which his first early Past Service Benefit payment precedes the first day of the month coincident with or next following his 60th birthday.

(2) **Commencement Date.** Monthly early Past Service Benefit payment shall begin as of the first day of the month coincident with or next following the date a Transferred Participant's employment as an Employee terminates because of his early retirement on or after he has attained his Early Retirement Age but

not his Normal Retirement Age, unless he elects to have them begin at the first day of any subsequent month not later than the first day of the month coincident with or next following his 65th birthday. When payments begin they shall be paid monthly thereafter as of the first day of each succeeding month, for life, with the final payment as of the first day of the month in which the Transferred Employee dies, except as otherwise provided under subsection (g) below.

(3) **Early Retirement Age.** Solely for the purpose of Part B.1 of this Appendix B, the term Early Retirement Age means a Transferred Participant's 60th birthday or a Transferred Participant's age when he has both attained his 55th birthday (but not his 60th) and completed five years of Vesting Service.

(d) **Deferred Vested Past Service Benefit.**

(1) **Reduction for Commencement Before Age 65.** A Transferred Participant shall, at all times, be immediately and fully vested in his Past Service Benefit. A Transferred Participant who has terminated employment with the Company prior to his Early Retirement Age is eligible to receive a deferred vested retirement benefit under the Plan based upon his Past Service Benefit. A Transferred Participant's monthly deferred Past Service Benefit shall be an amount calculated in the same manner as a normal retirement Past Service Benefit above with such benefit being reduced by 1/180 for each complete calendar month, if any, up to a maximum of 60 months, by which his first day of the month coincident with or next following his 65th birthday, and also reduced by 1/360 for each complete calendar month, if any, by which his first deferred Past Service Benefit payment precedes the first day of the month coincident with or next following his 60th birthday.

(2) **Commencement Date.** Monthly deferred Past Service Benefit payment shall begin as of the first day of any month coincident with or next following his 55th birthday as of which he makes application for his deferred Past Service Benefit to begin, but in no event later than the first day of the month coincident with or next following his 65th birthday for any Transferred Participant whose employment terminates for reasons other than normal or early retirement. When payments begin, they shall be paid monthly thereafter as of the first day of each succeeding month for life, with the final payment as of the first day of the month in which the Transferred Employee dies.

(e) **Participant's Accumulation Benefit.**

(1) **Single Sum Distribution.** A Transferred Participant may, by making an election in accordance with the rules and regulations of the Administrator, at any time after his termination of employment with Motorola, Inc. and prior to the date retirement benefit payments, if any, commence to him, obtain a single sum distribution of his Participant's Accumulation. If the Transferred Participant obtains a single sum distribution of his Participant's Accumulation and if he is not entitled to any benefits under this Part B.1, his Prior Accrued Benefit shall be forfeited. If the Transferred Participant does not elect a single sum distribution and is entitled to any benefits (then or thereafter) under his

Part B.1, his Prior Accrued Benefit shall be reduced by the Participant's Accumulation.

(2) **Definition of Accumulation Benefit.** Solely for purposes Part B.1 of this Appendix B, the term Participant's Accumulation shall mean the excess, if any, of (A) the aggregate of a Transferred Participant's contributions to the Motorola, Inc. Pension Plan, with interest thereon as provided below, over (B) the aggregate of any refunds and any benefits payments made under the Plan or the Motorola, Inc. Pension Plan on account of his participation in the Plan or the Motorola, Inc. Pension Plan.

(3) **Interest Credits.** For the period commencing January 1, 1976 and ending on the first to occur of (A) the first day of the month in which a refund of contributions is made, and (B) the date benefit payments under the Plan commence to the Transferred Participant, interest shall be credited at a rate as determined by the Administrator, but at a rate of not less than 5% per annum, compounded annually, provided, however, if and when the aforementioned interest rate of 5% shall be changed by the Secretary of the Treasury pursuant to the authority granted to him in section 411(c)(2)(D) of the Code, said interest rate shall be deemed to be correspondingly changed herein.

Effective for Plan Years beginning on and after January 1, 1988, the 5% rate shall be replaced by a rate equal to 120 percent of the federal mid-term rate, as described in Code section 411(c)(2)(C).

(f) **Commencement and Duration of Past Service Benefit.**
Monthly Past Service Benefit payments shall begin as of the Transferred Participant's Normal Retirement Date. When payments begin, they shall be paid monthly thereafter as of the first day of each succeeding month, for life, with the final payment as of the first day of the month in which the Transferred Participant dies. Unless an optional form of benefit is selected in accordance with Part B.1(g) of this Appendix, a Transferred Participant's Past Service Benefit will be paid in the form of a Qualified Joint and Survivor Annuity in the case of a Transferred Participant who is married and in the form of a single life annuity in the case of a Transferred Participant who is not married in accordance with section 6.5 of the Core Document; except, however, that the reduced monthly benefit shall be determined using the assumptions contained in Part B.1(g) of this Appendix.

(g) **Optional Forms of Payment.**

(1) Subject to section 6.5 of the Core Document, upon filing a written application for a Past Service Benefit with the Employer at any time prior to his actual retirement, the Administrator shall provide the Transferred Participant an optional form of the Past Service Benefit, in one of the following forms, which shall be the actuarial equivalent of the Past Service Benefit to which he would be otherwise entitled hereunder except that no optional form shall be granted unless the distribution option selected provides annuity payments to be made to the Transferred Participant will satisfy the requirement of section 7.2(b) of the Core Document.

(2) Any optional form of benefit elected by the Transferred Participant hereunder shall become effective as of such Transferred Participant's commencement of his Past Service Benefit.

(3) **Joint and Survivor Annuity Option.**

(A) This option provides for modified monthly installment payments to the Transferred Participant for life, with the further provision that on the first day of the month following his death either 50%, 75%, or the 100% of such monthly installment payments will be continued to the joint annuitant for the remainder of his lifetime, if he survives the Transferred Participant.

(B) In the event that the Transferred Participant or his joint annuitant is not living on the date the option becomes effective, or the Transferred Participant does not, within 90 days after his election of the option, but not later than the date the option becomes effective, furnish evidence, satisfactory to the Administrator, of the age of his joint annuitant, the option shall not become effective and payment shall be made in the form of a single annuity unless the Transferred Participant is married in which case the benefit shall be paid in the form of a Qualified Joint and Survivor Annuity.

(C) Upon the death of the second to die of the transferred Participant and his joint annuitant, the Participant's Beneficiary shall be entitled to receive, in cash, an amount equal to the Participant's Accumulation, if any.

(4) **Single Life Annuity Option.**

(A) This option provides for monthly installment payments to the Transferred Participant for life.

(B) In the event that the Transferred Participant dies prior to the date the option becomes effective, the option shall not become effective and payments, if any, shall be made as otherwise provided in the Plan as if this option had never been elected.

(5) **Life and Ten-Years Certain Option.**

(A) This option provides for modified monthly installment payments to the Participant for life, with the further provision that if his death occurs during the ten-year period following the effective date of this option, monthly installment payments shall be continued for the remainder of such ten-year period and shall be payable to the Beneficiary designated by the Transferred Participant.

(B) In the event that the Transferred Participant dies prior to the date the option becomes effective, the option shall not become effective and payments, if any, shall be made as otherwise provided in the Plan as if this option had never been elected. If the Beneficiary dies before the

date the option becomes effective, the option shall become void unless the Transferred Participant designates another Beneficiary prior to the date the option becomes effective. The Transferred Participant shall have the right to change his designation of Beneficiary at any time before or after the date the option becomes effective, but any change in the Beneficiary designation (other than a rescission) requires the consent of the Spouse if the Transferred Participant is married.

(C) In the event of the death of the Transferred Participant and his designated Beneficiary before 120 monthly payments have been made, the commuted value of the balance of such payment shall be paid in a lump sum to the estate of the second to die of the Transferred Participant and his designated Beneficiary.

(6) **Optional Payment Forms Assumptions.**

(A) The normal form of the Past Service Benefit (payable as a life annuity) is to be multiplied by the factor shown in the table to obtain the reduced benefit payable under the applicable optional payment form.

Joint and Survivor Option Factors

Joint Annuitant's Age As Related To Transferred Participant's Age	Percent of Transferred Participant's Reduced Past Service Benefit Continued to Joint Annuitant		
	50%	**75%**	**100%**
5 or more years older	.91	.87	.83
Difference less than 5 years	.87	.82	.77
5, less than 10, younger	.84	.78	.73
10, less than 15, younger	82	.75	.69
15, less than 20, younger	.80	.72	.66
20 or more years younger	.76	.67	.60

Life and Ten-Years Certain Option Factors

Retiree's Age When Pension Payments Begin	Reduction Factor
Age 66 and older	.90
Age 60–65	.94
Age 55–60	.96

(h) **Disability Pension Benefit.** A Transferred Participant whose employment with the Company terminates because of a Total and Permanent Disability, as that term is defined in section 2.1(ww) of the Core Document, shall be eligible to receive a Disability Pension Benefit under section 6.3 of the Core Document.

(i) **Monthly Survivor's Benefit.** Upon the death of a Transferred Participant, his surviving Spouse shall be eligible to receive a monthly survivor's benefit under section 6.5 or 6.6 of the Core Document and such surviving Spouse shall have the irrevocable option to receive a lump sum payment of the present value of such amount in accordance with section 6.9 of the Core Document.

B.2 Future Service Benefit Under the Plan

Each Transferred Participant shall be deemed to be an Eligible Employee, as that term is defined in section 2.1(v) of the Core Document, regardless of whether such Transferred Participant is employed to work or works on a monthly salary pay status, upon completion of 1,000 Hours of Service for an Employer, as that term is defined in section 2.1(cc) of the Core Document. Accordingly, a Transferred Participant shall be eligible for a future service benefit (Future Service Benefit) under the terms of the Plan as of the first Hour of Service that is performed for an Employer after completion of 1,000 Hours of Service.

In determining whether a Transferred Participant has completed 1,000 Hours of Service, and in determining a Transferred Participant's Vested Credited Service under section 4.1 of the Core Document, a Transferred Participant's Vesting Service, as defined in Exhibit B.E1, shall be included. In no event, however, for purposes of calculating the dollar amount of the Future Service Benefit under Article 6 of the Plan, is a Transferred Participant's Vesting Service, as defined in Exhibit B.E1, to be included in such Transferred Participant's Credited Service under section 4.2 of the Core Document. For purposes of calculating the dollar amount of the Future Service Benefit under Article 6 of the Plan, any Transferred Participant who has been credited with less than 700 Hours of Service during the Plan Year beginning July 1, 1998 and ending June 30, 1999 shall be deemed to have earned 0.52 Year of Credited Service for such Plan Year under section 4.4 of the Core Document.

B.3 Preservation of Transferred Participant's Accrued Benefit

Notwithstanding any provision in the Plan that is contrary, a Transferred Participant's accrued benefit under this Plan shall not be less than the sum of his Past Service benefit and his Future Service Benefit as determined in Parts B.1 and B.2 of this Appendix, respectively.

B.4 Plan Frozen for Non-Bargaining Participants

Notwithstanding any other provisions of this Appendix B, no Earnings shall be recognized after December 31, 2013 for purposes of determining the Final Average Monthly Earnings of a Non-bargaining Participant. Accordingly, the benefit accruals on behalf of all Non-bargaining Participants shall completely cease as of December 31, 2013, as further described in section 4.16 of the Core Document.

****

In Witness Whereof, CTS Corporation has caused this Second Amendment to be signed on its behalf and attested by its duly authorized officers this 26TH day of JUNE, 2017, but effective as of the dates described above.

CTS Corporation

By: ______________________

CFO

Attest:

By: ______________________

TREASURER